Schedule A

FIRST INVESTORS EQUITY FUNDS
Global Fund
Special Situations Fund
Total Return Fund
Select Growth Fund
Growth & Income Fund
Opportunity Fund
Equity Income Fund
International Fund
Real Estate Fund

Schedule updated as of April 6, 2015